EXHIBIT 99.1

Remark Holdings Announces Fiscal First Quarter 2022 Financial Results

First Quarter Revenue Increases 6% to $4.7 Million

LAS VEGAS, NV - May 16, 2022 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital media properties, today announced financial results for its fiscal first quarter ended March 31, 2022.
Management Commentary
“Our first quarter results reflected continued growth year over year despite the well-known business challenges from continued Covid shutdowns and the disruption of the supply chain exacerbated by the Russian-Ukraine conflict. Momentum from last year’s second half continued with first-quarter revenue coming from construction, education, and safety management projects, and we also launched our metaverse project,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “We expect demand momentum to build as our AI solutions prove their value in solving essential business problems, allowing businesses to operate efficiently while facing the challenges of a worldwide reduction of workforce in the face of increasing demand for skilled labor.”
Fiscal Quarter 2022 Business Highlights
•The company’s Smart Construction solutions contributed $2.2 million of revenue as the company completed installations at 21 construction sites, bringing total installations to 53 sites and, thereby, nearly completing the initial contract. Based on the performance under the initial contract, the company expects to fulfill additional contracts on more construction sites, as well as for cement factories, as the Chinese government unveiled its “New Infrastructure” plan aiming to accelerate the growth of commercial use of 5G and artificial intelligence, among other technologies.
•In China, the company saw continued momentum in the education sector, as its Smart Campus solutions were installed in more than 50 schools, totaling approximately 400 campuses since its launch. Given the robust nature of the company’s Smart Campus solutions, the company expects to take advantage of additional revenue opportunities by installing additional customized modules based on the individual needs of each school campus on which it has already installed the solutions.
•Deployment of our systems in China Mobile’s retail locations and various banks halted as China implemented its strict zero-COVID policies, including lockdowns, during the Winter Olympics, and as China residents celebrated the Chinese New Year. The company expects deployments to pick up in the third quarter of 2022 as a handful of cities plan to loosen lockdown measures starting in June.
•In the US, Remark AI continued to work with Brightline towards full implementation of the company’s Smart Sentry units powered by its Smart Safety Platform (“SSP”). The SSP provides detailed computer-vision coverage that monitors long stretches of track and railyard areas to detect intrusions, track anomalies and unusual behavior, all while providing real-time, actionable predictive analysis from data collected. The company’s work with Brightline has been described in various media outlets in the European Union such that the company believes it can win market share with its products in that large market.
•During the first quarter, Remark stepped into the metaverse by launching VergasVerz, an augmented reality mobile app that delivered to fans a combined physical offline and virtual online experience. The mobile app debuted at the sold-out BTS concerts in Las Vegas in relation to which the company partnered with MGM Resorts International, with VegasVerz providing an enjoyable and discoverable adventure allowing fans to collect unique items including NFTs while participating in a one-of-a-kind immersive Las Vegas BTS fan experience. VegasVerz leverages Web 3.0 technology to expand the Vegas experience to both physical and online visitors. Though VegasVerz did not contribute to revenue in the first quarter of 2022, the company expects that revenue opportunities will grow based upon its success growing Vegas.com.
Fiscal First Quarter 2022 Financial Results
•Revenue for the fiscal first quarter of 2022 totaled $4.7 million, up 6% from $4.4 million during fiscal first quarter 2021.
◦First quarter 2022 revenue in China grew by $0.6 million to $4.6 million, including $2.2 million from projects in the construction industry resulting from the relationship with the company’s China Business Partner, $2.2 million from projects in the education sector, and $0.2 million from the continuous deployment of smart retail systems in cities less affected by the ongoing lockdown.
◦Revenue from sales of biosafety products in the US further decreased as the company adapted to post-COVID19 demands and shifted focus from thermal analytical products to providing AI-driven risk management solutions for transportation providers, construction enterprises and governmental clients. As a result of the change in product focus, the company expects longer sales cycles and extended decision-making procedures.
•Gross profit adjusted to $0.4 million in the first quarter of 2022 from $1.7 million in the first quarter of 2021. The overall gross profit margin for the first quarter of 2022 was 8.5%. Increased cost of revenue of $4.3 million was primarily associated with the completion of more projects in the construction industry resulting from the relationship with the company’s China business partner and the completion of new projects in the education sector.
•The company incurred an operating loss of $4.2 million in the first quarter of 2022 compared to an operating loss of $3.7 million in the comparable quarter of 2021. In addition to the increases in revenue and cost of revenue, general and administrative expense increased primarily from $0.5 million of share-based compensation from the recognition of the 2020 stock option issuance that did not have an accounting grant date until July 2021, as well as from an increase of $0.3 million in business development expenses as the company expands its client base, and an increase of $0.2 million in payroll and benefits. Partially offsetting the increases in cost of revenue and general and administrative expense were decreases in sales and marketing expense and technology and development expense. Sales and marketing expense decreased because the prior year first quarter included $0.6 million that the company advanced to the China business partner, and such amount was classified as marketing expense, while no such activity occurred in the current year. Technology and development expense declined $0.6 million due to reduced reliance on consultants as a result of the acquisition of the United Kingdom entity in an immaterial business combination, and by $0.3 million due to a decrease in the company’s liability for China cash bonuses.
•Net loss totaled $25.4 million, or $0.24 per diluted share in the first quarter ended March 31, 2022, compared to a net loss of $5.5 million, or $0.06 per diluted share in the quarter ended March 31, 2021. The loss on investment of $19.1 million, which consisted primarily of the change in fair value of the company’s holdings of common stock of Sharecare, Inc., was almost entirely responsible for the larger net loss in the first quarter of 2022. Another significant contributor to increased net loss was interest expense, including amortization of original issue discount and debt issuance cost, resulting from the $30.0 million note payable, entered into during December 2021, which bears interest at 16.5%. The same period of the prior year included significantly less debt principal outstanding.
•On March 31, 2022, the cash and cash equivalents balance totaled $2.7 million, compared to a cash position of $14.2 million on December 31, 2021. Cash was primarily impacted by a $3.7 million principal repayment on the company’s note payable, interest payments of $1.1 million on the note payable, payment of approximately $1.0 million for work on the company’s metaverse, and increased spending for business development as the company looks to expand product sales into new industries.

“In summary, Q1 2022 continued to show year over year revenue growth from 2021, due to the strong foundation we have built in China over the past five years,” stated Mr. Tao. “We are building the same foundation with the organizational investment and research we are conducting to grow our U.S. business based on our SSP, which provides the necessary video analytics and risk management tools for organizations to protect their facilities, customers, and employees. We are in prime position to capture a fair share of the infrastructure dollars allocated in the recently enacted Build Back Better bill, especially in the areas of public infrastructure and transportation security. In addition, the release of VegasVerz, our metaverse platform, leverages our operational experience and relationships cultivated during our ownership of Vegas.com to expand the physical world to the online world of virtual avatars and NFTs, bringing new monetization opportunities.”
Conference Call Information
Management Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.

The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 1.800.239.9838
International Number: 1.323.794.2551
Conference ID: 1701105
Online webcast: https://themediaframe.com/mediaframe/webcast.html?webcastid=z6ttWFzu

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A replay of the call will be available after 7:30 p.m. Eastern time on the same day through May 21, 2021.

Toll-Free Replay Number: 1.844.512.2921
International Replay Number: 1.412.317.6671
Replay ID: 1701105
About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, public safety and workplace arenas. The company also owns and operates an e-commerce digital media property focused on a luxury beach lifestyle. The company’s corporate headquarters and U.S. operations are based in Las Vegas, Nevada, and it also maintains operations in London, England and Shanghai, China. The operations of the variable interest entities that the company consolidates are headquartered in Chengdu, China with additional operations in Hangzhou. For more information, please visit the company’s website at http://www.remarkholdings.com/.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626.623.2000
(+86) 13702108000

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$2,691	$14,187
Trade accounts receivable, net	11,293	10,267
Inventory, net	1,492	1,346
Investment in marketable securities	21,444	42,349
Prepaid expense and other current assets	8,273	6,363
Total current assets	45,193	74,512
Property and equipment, net	1,274	357
Operating lease assets	246	194
Other long-term assets	403	440
Total assets	$47,116	$75,503
Liabilities
Accounts payable	$10,099	$10,094
Accrued expense and other current liabilities	5,201	5,963
Contract liability	432	576
Notes payable, net of unamortized discount and debt issuance cost of $1,095 and $2,189 at March 31, 2022 and December 31, 2021, respectively	25,208	27,811
Total current liabilities	40,940	44,444
Operating lease liabilities, long-term	55	25
Total liabilities	40,995	44,469

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 105,157,769 shares issued and outstanding at each of March 31, 2022 and December 31, 2021	105	105
Additional paid-in-capital	364,753	364,239
Accumulated other comprehensive income	(268)	(270)
Accumulated deficit	(358,469)	(333,040)
Total stockholders’ equity	6,121	31,034
Total liabilities and stockholders’ equity	$47,116	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue, including $2.2 million from China Business Partner	$4,667	$4,406
Cost and expense
Cost of revenue (excluding depreciation and amortization)	4,270	2,752
Sales and marketing	148	1,001
Technology and development	455	1,550
General and administrative	3,939	2,697
Depreciation and amortization	41	66
Total cost and expense	8,853	8,066
Operating loss	(4,186)	(3,660)
Other income (expense)
Interest expense	(2,186)	(235)
Change in fair value of warrant liability	—	(1,610)
Loss on investment	(19,056)	—
Other gain (loss), net	(1)	44
Total other expense, net	(21,243)	(1,801)
Net loss	$(25,429)	$(5,461)
Other comprehensive income
Foreign currency translation adjustments	2	42
Comprehensive loss	$(25,427)	$(5,419)

Weighted-average shares outstanding, basic and diluted	105,157,769	99,758,589

Net loss per share, basic and diluted	$(0.24)	$(0.05)